EXHIBIT 99.1

EXECUTION

December 20, 2017

TerraForm Global, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 6, 2017, by and among TerraForm Global, Inc., a Delaware corporation (the “Company”), Orion US Holdings 1, L.P., a Delaware limited partnership (“Parent”), and BRE GLBL Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company.

Unless otherwise specified, all capitalized terms used and not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement.

1.             Concurrently with the execution and delivery of this letter agreement, (a) the Company has entered into a Settlement Agreement (the “Settlement Agreement”), dated as of the date hereof, with, among others, the Plaintiffs (as defined in the Settlement Agreement), pursuant to which (i) the Plaintiffs have agreed to, among other things, dismiss with prejudice and provide a full and final release regarding certain claims, including the Global Claims (as defined in the Settlement Agreement) and, (ii) the Company has agreed to, among other things, cause to be paid to Plaintiffs a settlement amount as provided for in the Settlement Agreement (the “Settlement Amount”).

2.             Parent has reviewed the Settlement Agreement.

3.             Parent hereby consents to (a) the entry into the Settlement Agreement by the Company and (b) the settlement of the Global Claims in accordance with the terms of the Settlement Agreement.

4.             Parent hereby acknowledges and agrees that (a) the condition to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 7.2(c) (Litigation Settlement) of the Merger Agreement, solely with respect to the Private Placement Securities Litigation (as defined below), shall have been satisfied and (b) solely for purposes of determining whether the condition to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 7.2(c) (Litigation Settlement) of the Merger Agreement has been satisfied, the aggregate payment made by the Company and its Subsidiaries (net of any amounts funded directly or indirectly by insurance proceeds) under the Settlement Agreement in connection with the settlement of the Global Claims shall be deemed to be zero.  Parent’s acknowledgement and agreement pursuant to this Section 4 is conditioned upon (i) the dismissal with prejudice of the Global Claims, (ii) the payment in full by the Company of the Settlement Amount, (iii) insurance proceeds (in an amount equal to the portion of the Settlement Amount which the Company and Parent previously agreed would be paid using such insurance proceeds) having been released from escrow at Citibank and used to pay such portion of the Settlement Amount, (iv) the continuing effectiveness in accordance with their respective terms of all other commitments by third parties with respect to any participation in the funding of the Settlement Amount in the amounts previously agreed among the Company, Parent and such third parties, (v) the representations and warranties set forth in Section 5 of this letter agreement and Section 3 of the letter agreement, dated as of the date hereof, among the Company, Parent, SunEdison and SunEdison Holdings Corporation (the “SunEdison Letter”) being true and correct, except for immaterial inaccuracies, and (vi) the Effective Time occurring on or before March 6, 2018.

5.            The Company represents and warrants that (a) there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings of any kind pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Plaintiff or any affiliate thereof relating to the lawsuits captioned (1) Glenview Capital Partners v. SunEdison, 16 CV 8032 (S.D.N.Y.); CIV 537971 (San Mateo), (2) Oklahoma Firefighters Pension & Ret. Sys. v. SunEdison, 16 CV 07995 (S.D.N.Y.); CIV 537965 (San Mateo), (3) Omega Capital Investors v. SunEdison, 16 CV 7428 (S.D.N.Y.); CIV 537977 (San Mateo), (4) Kingdon Associates v. Terraform Global, 16 CV 8202 (S.D.N.Y.); 16 CIV 00459 (San Mateo), (5) VMT II v. TerraForm Global, 16 CV 8204 (S.D.N.Y.); 16 CIV 01433 (San Mateo), and (6) Canyon Capital Advisors v. Terraform Global, 16 CV 9171 (S.D.N.Y.); 16 CIV 00827 (San. Mateo) (the “Private Placement Securities Litigation”) that are not covered by the Settlement Agreement and (b) none of the Company or any of its Subsidiaries has entered into any agreement, representation or undertaking of any kind with any Plaintiff or any affiliate thereof relating to the Private Placement Securities Litigation that would in any way amend or modify the terms or scope or limit or preclude, in whole or in part, the operation or effect of the Settlement Agreement.

6.             In order to facilitate SunEdison’s emergence from the SunEdison Bankruptcy Case, pursuant to the SunEdison Letter, Parent and Merger Sub have agreed to pay the aggregate merger consideration payable to SunEdison Holdings Corporation directly to SunEdison Holdings Corporation rather than to the Paying Agent, and the Paying Agent will make no payments to SunEdison or the SunEdison Holdings Corporation with respect to the Merger.

7.            The Company, Parent and Merger Sub hereby acknowledge and agree that Parent shall be deemed to have satisfied its obligations set forth in the first sentence of Section 4.2(a) of the Merger Agreement if, at or prior to the Effective Time, Parent has deposited or has caused to be deposited with the Paying Agent a cash amount in immediately available funds equal to (a) the amount necessary for the Paying Agent to make payments under Section 4.1(a) of the Merger Agreement minus (b) such amounts to be payable directly to SunEdison Holdings Corporation pursuant to the Merger Agreement, Section 6 of this letter agreement and the SunEdison Letter.

8.            The Company hereby acknowledges and agrees that none of Parent or any of its affiliates shall have any liability to the Company or any of its affiliates in respect of or relating to the Settlement Amount or the Private Placement Securities Litigation.

9.            This letter agreement, the Letter Agreement, dated as of May 24, 2017, between Parent and the Company, the Merger Agreement, the Company Disclosure Letter, the Settlement Agreement, dated as of March 6, 2017, by and among the Company, TerraForm Global, LLC, TerraForm Global Operating, LLC, SunEdison and certain direct and indirect subsidiaries of the Company and SunEdison, the Voting and Support Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, except for the agreements specifically referred to in Section 4 of this letter agreement.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE MERGER AGREEMENT AND IN THIS LETTER AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.          The provisions set forth in Section 9.2 (Modification or Amendment), 9.3 (Waiver of Conditions), 9.4 (Counterparts), 9.5 (GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE), 9.6 (Notices), 9.8 (No Third Party Beneficiaries), 9.11 (Severability), 9.12 (Interpretation; Construction) and 9.13 (Assignment) of the Merger Agreement shall apply to this letter agreement mutatis mutandis.

 [The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the date above first written.

Very truly yours,

ORION US HOLDINGS 1 L.P.

By:	ORION US GP LLC, its general partner

By:	/s/ William Fyfe
Name: William Fyfe
Title: Assistant Secretary

BRE GLBL Holdings Inc.

By:	/s/ Andrea Rocheleau
Name: Andrea Rocheleau
Title: Senior Vice President

CONFIRMED AND AGREED TO:

TERRAFORM GLOBAL, INC.

By:	/s/ Yana Kravtsova
Name: Yana Kravtsova
Title: Senior Vice President, General Counsel and Secretary